UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2017

MY SIZE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37370	51-0394637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Arava St., pob 1026, Airport City, Israel, 7010000

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code +972-3-600-9030

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 26, 2017, My Size, Inc. (the “Company”) entered into a securities purchase agreement (the “SPA”) to sell original issue discount non-convertible notes (the “Notes”) and warrants (the “Warrants”) to certain accredited investors in a private placement transaction (the “Offering”). The Company is expected to issue (i) Notes with a principal amount of $1.33 million and (ii) 888,888 Warrants. The Offering is expected to result in gross proceeds to the Company of approximately $1.2 million, before deducting placement agent and other offering expenses.

The Notes will be due on the earlier of the four month anniversary from the date of their issuance or the completion of another equity offering. The Warrants will have a five-year term and will have an exercise price of $0.75 per share. The Company plans to use the proceeds from the Offering for general corporate purposes.

The closing of the Offering is subject to the satisfaction of customary closing conditions.

The foregoing descriptions of the SPA, Note and Warrants are a summary only, do not purport to set forth the complete terms of the SPA, Note and Warrant and are qualified in their entirety by reference to the SPA, Note and Warrants filed as Exhibit 10.1, 10.2 and 10.3, respectively to this Current Report on Form 8-K and are hereby incorporated by reference.

Item 8.01. Other Events.

On October 27, 2017, the Company issued a press release announcing entry into to the SPA. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and are hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement dated October 26, 2017
10.2	Form of Note
10.3	Form of Warrant
99.1	Press Release, dated October 27, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MY SIZE, INC.

Date: October 27, 2017	By:	/s/ Ronen Luzon
	Name:	Ronen Luzon
	Title:	Chief Executive Officer

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